Exhibit 4.13

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, International Paper Company (the “Company,” “we,” “us” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Common Stock.

Description of Common Stock
The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the actual terms and provisions contained in our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.12 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the New York Business Corporation Law (“NYBCL”), for additional information.
Authorized Shares of Capital Stock
Our authorized capital stock at December 31, 2019 consisted of 990,850,000 shares of common stock, $1.00 par value; 400,000 shares of cumulative $4 preferred stock, without par value (stated value $100 per share); and 8,750,000 shares of serial preferred stock, $1 par value.
Fully Paid and Nonassessable
The outstanding shares of common stock are fully paid and nonassessable.
Voting Rights
The common stock holders are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. At a meeting of stockholders, all questions shall be decided by a majority vote of a quorum at a meeting whether present in person or by proxy at the meeting, unless the matter is one upon which a different vote is required by law or by the Certificate of Incorporation, other certificate filed pursuant to law or the Bylaws. Our Certificate of Incorporation provides for the annual election of our directors.
Dividends
Subject to the rights of the holders of any shares of our preferred stock or $4 preferred stock, which may at the time be outstanding, common stock holders are entitled to receive dividends as may be declared at various times by the board of directors out of legally available funds.
Absence of Other Rights
The common stock holders have no preemptive, conversion or redemption rights.
Liquidation Rights
Common stock holders are entitled to receive, upon any liquidation of International Paper, all remaining assets available for distribution to shareholders after satisfaction of our liabilities and the preferential rights of any preferred stock that may then be issued and outstanding.

Listing
Our common stock is listed on the New York Stock Exchange under the symbol “IP.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Description of Serial Preferred Stock
The following description of our serial preferred stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the actual terms and provisions contained in our Certificate of Incorporation which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.12 is a part. Additionally, you should read the terms of any series of preferred stock, which will be described in more detail in an applicable prospectus supplement. If indicated in an applicable prospectus supplement, the terms of any series may differ from the terms described below. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the NYBCL, for additional information.
Terms of Preferred Stock to Be Offered
Any prospectus supplement offering our preferred stock will furnish the following information with respect to the preferred stock offered by that prospectus supplement:

•	titles and number of shares;
•	dividend rates;

•	any redemption provisions;

•	special or relative rights in the event of the liquidation, dissolution, distribution or winding up of International Paper;

•	any sinking fund provisions;

•	any conversion provisions;

•	any voting rights; and

•	any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as will be described as and when established by our board of directors.
The shares of each series of preferred stock will be, when issued, fully paid and non-assessable and holders will have no preemptive rights in connection with the shares.

So long as any shares of $4 preferred stock are outstanding, the preferences, privileges and voting powers, if any, of the shares of preferred stock of any series, and the restrictions or qualifications thereof will be subject to the preferences, privileges and voting powers, if any, of the shares of $4 preferred stock and the restrictions and qualifications of those shares.
Rank
Each series of preferred stock will, regarding rights on liquidation, winding up and dissolution, rank:

•
senior to all classes of common stock and to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank junior to each series of preferred stock. We refer to these securities as the junior liquidation securities;

•
on a parity with all equity securities issued by us, the terms of which specifically provide that the equity securities will rank on a parity with each series of preferred stock. We refer to these securities as parity liquidation securities; and

•	junior to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank senior to each series of preferred stock, including any $4 preferred stock.
In addition, each series of preferred stock will, regarding dividend rights, rank:

•
senior to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank junior to each series of preferred stock and, to the extent provided in the applicable certificate of designation, to common stock;

•
on a parity with all equity securities issued by us, the terms of which specifically provide that the equity securities will rank on a parity with each series of preferred stock and, to the extent provided in the applicable certificate of designation, to common stock parity dividend securities; and

•
junior to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank senior to each series of preferred stock, including any $4 preferred stock. As used in any certificate of designation for these purposes, the term equity securities will not include debt securities convertible into or exchangeable for equity securities.

Dividends
Preferred stock holders will be entitled to receive, when and if declared by our board of directors out of legally available funds, cash dividends at the rates and on the dates described in an applicable prospectus supplement. Dividends will be payable to holders of record of preferred stock as they appear on our books, or if applicable, the records of the depositary on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or non-cumulative.
No full dividends may be declared or paid on funds set apart for the payment of dividends on any series of preferred stock, unless dividends will have been paid or set apart for the payment on the parity dividend securities. If full dividends are not so paid, each series of preferred stock will share dividends pro rata with the parity dividend securities.

Voting Rights

Except as indicated below or in an applicable prospectus supplement relating to a particular series of preferred stock or except as expressly required by applicable law, the holders of shares of preferred stock will have no voting rights.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of International Paper, holders of each series of preferred stock that ranks senior to the junior liquidation securities will be entitled to receive, out of our assets available for distribution to shareholders, before any distribution is made on any junior liquidation securities (including common stock), distributions upon liquidation in the amount described in an applicable prospectus supplement relating to each series of preferred stock, plus any accrued and unpaid dividends.

If, upon any voluntary or involuntary liquidation, dissolution or winding up of International Paper, the amounts payable regarding the preferred stock of any series and any other parity liquidation securities are not paid in full, the holders of the preferred stock of the series and the parity liquidation securities will share ratably in any distribution of our assets, in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock will not be entitled to any further participation in any distribution of our assets.

Conversion and Exchange Rights
The applicable prospectus supplement for each series of preferred stock will state the terms, if any, that shares of such series are convertible into shares of another series of preferred stock or common stock or exchangeable for another series of preferred stock, common stock or debt securities of ours. Our common stock is described above under the caption “Description of Common Stock.”
Redemption
A series of preferred stock may be redeemable at any time, in whole or in part, at our option or the option of the holders of the shares and may be subject to mandatory redemption pursuant to a sinking fund or otherwise upon terms and at the redemption prices described in the applicable prospectus supplement relating to the series.
In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by our board of directors, or by any other method determined by our board of directors to be equitable. On and after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock that are called for redemption, and all rights of the holders of the shares will end except for the right to receive the redemption price.

Description of Cumulative Preferred Stock
The following description of our cumulative preferred stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the actual terms and provisions contained in our Certificate of Incorporation and our Bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.12 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the NYBCL, for additional information.

Dividends
Our $4 preferred stock is senior to the common stock and the preferred stock as to the payment of dividends and distributions of assets on liquidation, dissolution or winding up of International Paper. The $4 preferred stock bears a dividend of $4.00 per share per annum from our surplus or net profits, but only when and as declared by our board of directors. Dividends on the $4 preferred stock are cumulative. Such dividends are payable quarterly in each year on the dates as at various times may be fixed by our board of directors. Accumulated dividends do not bear interest.
If dividends on any outstanding shares of the $4 preferred stock for all past quarterly dividend periods and the then current quarterly period have not been paid in full or declared and set apart for payment, no dividends, other than those dividends payable in stock ranking junior to the $4 preferred stock, will be declared or paid or set apart for payment on, nor will any distribution be made to, any class of stock ranking junior to the $4 preferred stock.
Voting Rights
Holders of the $4 preferred stock have no general voting rights but have the right to vote in specified circumstances.
If at the time of any annual meeting of shareholders, dividends have not been paid on the shares of the $4 preferred stock in an aggregate amount equal to four full quarterly dividends, whether consecutive or not, then at the annual meeting, the holders of the $4 preferred stock will have the sole right, to the exclusion of all other classes of stock, to vote for and elect one-third, or the nearest whole number thereto, of the total number of directors to be elected at the annual meeting and thereafter at all meetings for the election of directors until all arrearages of dividends accumulated on the $4 preferred stock for all preceding dividend periods have been paid or declared and set apart for payment. Whenever all arrearages of dividends have been paid or declared and set apart for payment, all powers of the holders of the $4 preferred stock to vote for directors will end, and the tenure of all directors elected by them will automatically end.
So long as any shares of the $4 preferred stock are outstanding, we may not, without first obtaining a majority vote of the holders of the outstanding shares of the $4 preferred stock:

•	increase the authorized number of shares of $4 preferred stock;

•	authorize, create or issue stock of any class ranking on a parity with the $4 preferred stock as to the payment of dividends or distributions upon dissolution, liquidation or winding up; or

•	sell, lease or otherwise dispose of all or substantially all of our assets, otherwise than by merger or consolidation.
In addition, so long as any shares of $4 preferred stock are outstanding, we may not, without first obtaining the vote of holders of at least two-thirds of the outstanding shares of $4 preferred stock, authorize, create or issue stock of any class ranking, as to the payment of dividends or distribution upon dissolution, liquidation or winding up, senior to the $4 preferred stock.
Our Certificate of Incorporation provides that for so long as any shares of preferred stock are outstanding, we will not issue any shares of $4 preferred stock without first obtaining the affirmative vote of the holders of at least a majority of the outstanding shares of preferred stock.
Liquidation Preference
Upon the dissolution, liquidation or winding up of International Paper, the holders of the $4 preferred stock will be entitled to receive out of our net assets, whether represented by capital or surplus, the following:

•	if the dissolution, liquidation or winding up is voluntary, cash in an amount per share of $105; and

•	if the dissolution, liquidation or winding up is involuntary, cash in the amount of $100 per share.
In addition, holders will be entitled to receive, in either case, an amount equal to all dividends accrued and unpaid on shares up to and including the date fixed for distribution, whether or not earned or declared and, in either case, before any distribution of the assets to be distributed is made to the holders of stock ranking junior to the $4 preferred stock.

Certain Provisions of the NYBCL and Our Certificate of Incorporation and Bylaws
The following paragraphs summarize certain provisions of the NYBCL and our Certificate of Incorporation and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the actual terms and provisions contained in our Certificate of Incorporation and our Bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.12 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the NYBCL, for additional information.
Anti-Takeover Effects
Provisions in our Certificate of Incorporation and Bylaws and anti-takeover provisions of the NYBCL could discourage, delay or prevent an unsolicited change in control of our company, which could adversely affect the price of our common stock. These provisions may also have the effect of making it more difficult for third parties to replace our current management without the consent of the board of directors.
Special Meetings of Stockholders
Our Certificate of Incorporation and Bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, a majority of our board of directors, by the President or upon the written request of the stockholders holding no less than twenty percent of the common stock of the Company.
Additional Authorized Shares of Capital Stock
Our Certificate of Incorporation permits our board of directors, in its absolute discretion, at any time, and from time to time, without any action by the stockholders of the Company and whether or not in connection with the issue or sale of any shares of stock or other securities of the Company, to grant rights entitling the holders thereof to purchase from the Company any shares of its capital stock.
Provisions of NYBCL Governing Business Combinations
We are subject to the provisions of Section 912 of the NYBCL which prohibits a New York domestic corporation with a class of voting stock subject to Section 12 of the Exchange Act from engaging in any “business combination” with any “interested shareholder” for a period of five years from the date that such shareholder became an interested shareholder unless the business combination or such interested shareholder's purchase of stock is approved by the board of directors of the corporation prior to such shareholder becoming an interest shareholder. An “interested shareholder” is defined as any person that (a) is the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of the New York resident domestic corporation or (b) is an affiliate or associate of the corporation that at any time during the five years prior was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock. A "business combination" includes a merger or consolidation, a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, a stock issuance or transfer, a liquidation or dissolution, a reclassification of securities, a recapitalization, or any transaction in which an interest shareholder or its affiliates or associates benefits disproportionately in relation to any other shareholder.
Even if an interested shareholder waits five years, the business combination is prohibited unless either:

•	the business combination or the purchase of stock by such interested shareholder was approved by the board of directors of the corporation prior to such shareholder becoming an interested shareholder;

•
the business combination is approved by a majority vote of all outstanding shares of stock not beneficially owned by such interested shareholder or its affiliates or associates at a meeting held at least five years after such interested shareholder becomes an interested shareholder; or

•	the price paid to all shareholders meets certain statutory fair price requirements.